Exhibit 99.2
CONFIDENTIAL
November 6, 2008
Wallace E. Olson 736
Georgia Avenue
Suite 400
Chattanooga, TN 37402
     Re:       Proposal to Advocat Inc.
Dear Mr. Olson:
     We are writing this letter to you in your capacity as Chairman of the Board of Directors of Advocat Inc. (“Advocat” or the “Company”) to explore a possible business combination of Advocat and various assets and entities owned or controlled by us, collectively.
     We firmly believe that the best way to maximize Advocat’s existing business enterprise would be to combine it with additional strategic assets and other long term care facility locations so as to better leverage its position within the industry and its existing geographic footprint.
     At this time, we individually or collectively own or control the following, with a combined EBITDA in excess of $18,000,000:
1.	Ten (10) nursing homes in the State of Tennessee, which collectively have more than 1,250 beds.

2.	Two (2) nursing homes in the State of North Carolina with 304 beds.

3.	Five (5) nursing homes in the State of South Carolina with 692 beds.

4.	Three (3) nursing homes in the Commonwealth of Virginia with 239 beds.

5.	Ten (10) nursing homes in the State of Florida with 1,227 beds.

6.	The largest institutional pharmacy in the State of Tennessee, currently based in Nashville, Tennessee.
     In addition to the above, we also own a pharmacy in Florida and in South Carolina which could be included in any discussions regarding a business expansion. Further, if the combination of the above assets with Advocat are successful, we believe we can facilitate additional

Wallace E. Olson
November 6, 2008

acquisition opportunities in Texas (17 long-term care buildings and a pharmacy), as well as up to 40 other long-term care buildings in Tennessee, Ohio, Wisconsin and Michigan.
     We believe that some sort of business combination of the above assets together with Advocat’s existing operations could result in a much stronger combined entity. We understand that your Board would need to conduct due diligence with respect to the assets we are proposing in this letter, but we can assure you that our existing businesses are quite successful and are in keeping with the quality of nursing homes and services that Advocat seeks for its shareholders, patients and employees.
     We will also need to conduct some due diligence with respect to Advocat. Overall, we believe we are reasonably familiar with Advocat and its operations; however, we are not as familiar with (i) Advocat’s new Texas assets and (ii) Advocat’s existing reserves and policies and practices with respect to its self-insured status in certain jurisdictions. As a result, our interest would be conditioned upon our being satisfied with these and other areas.
     Assuming all parties can become reasonably comfortable with each other’s assets and operations, we would be interested in moving forward (perhaps even by year end) with negotiating a business combination consistent with the following terms:
•	At this point, we would anticipate that our assets and operations would be rolled into the Company, which would remain a publicly traded entity. As a result, we (and our minority business partners) would be Advocat shareholders once the business combination is completed.

•	We would determine everyone’s relative ownership of Advocat based on an agreed valuation of each party’s assets and business operations, rather than the current value of Advocat stock or stock of any entities owned by us. This would be an “apples to apples” comparison of cash flows and asset value. This method will insulate both sides from the market volatility which might impact Advocat’s stock price.

•	There would be appropriate adjustments to these values based on the potential “up side” of Advocat homes given that Advocat homes have a much higher vacancy rate than ours.

•	We anticipate that the value of our assets and business operations would be in excess of Advocat’s based on the agreed upon methodology. If that is the case, we are willing to guarantee existing shareholders continued Board representation for a period of three years.
     This presents a rough outline of how a transaction might be structured and valued. We would expect further discussions regarding these issues to take place during our deliberations. Further, because our collective assets are owned by different individuals, it is possible that the combination structure may not be uniform as to all assets discussed above.

Wallace E. Olson
November 6, 2008

     Please note that this letter is simply an initial inquiry as to the Board’s interest in this type of transaction. It does not constitute an offer for the Company’s stock, nor does it express our intent to engage in any transaction which is hostile to the Board’s decision on this matter.
     We firmly believe that this transaction will take Advocat to the next level and allow its existing shareholders to benefit from the considerable opportunities presented by a larger and more visible firm with an expanded expertise. This would also establish a firm foundation for future growth, attract more attention in the capital markets and bring better deal flow from future sellers. In addition to our substantial and valuable assets, we believe that our experience and expertise in this industry provides additional synergies with Advocat that will establish a stronger business entity. We feel certain that once we have all completed our due diligence, we will be able to negotiate a mutually beneficial transaction that will be supported by your Board members and your shareholders.
     We would like to request a meeting with your Board of Directors, or the appropriate Board committee, in the next ten (10) business days to discuss this proposal further. At that time, we can answer any questions your Board has in order to allow them to fulfill their fiduciary duties to be reasonably informed. At that point, we would also enter into mutual confidentiality and nondisclosure agreements in order to exchange information. We look forward to hearing back from you as soon as possible so that we can proceed in this manner. In order to simplify matters, you can simply contact Stewart Swain at (843) 902-4582 or Todd Robinson at (800) 793-3793 when you are ready to proceed.
Sincerely yours,

Terry Cash
John Sheehan

Vern Herzog
Todd Robinson

Stewart Swain
cc:      See Attached

Wallace E. Olson
November 6,2008

     Please note that this letter is simply an initial inquiry as to the Board’s interest in this type of transaction. It does not constitute an offer for the Company’s stock, nor does it express our intent to engage in any transaction which is hostile to the Board’s decision on this matter.
     We firmly believe that this transaction will take Advocat to the next level and allow its existing shareholders to benefit from the considerable opportunities presented by a larger and more visible firm with an expanded expertise. This would also establish a firm foundation for future growth, attract more attention in the capital markets and bring better deal flow from future sellers. In addition to our substantial and valuable assets, we believe that our experience and expertise in this industry provides additional synergies with Advocat that will establish a stronger business entity. We feel certain that once we have all completed our due diligence, we will be able to negotiate a mutually beneficial transaction that will be supported by your Board members and your shareholders.
     We would like to request a meeting with your Board of Directors, or the appropriate Board committee, in the next ten (10) business days to discuss this proposal further. At that time, we can answer any questions your Board has in order to allow them to fulfill their fiduciary duties to be reasonably informed. At that point, we would also enter into mutual confidentiality and nondisclosure agreements in order to exchange information. We look forward to hearing back from you as soon as possible so that we can proceed in this manner. In order to simplify matters, you can simply contact Stewart Swain at (843) 902-4582 or Todd Robinson at (800) 793-3793 when you are ready to proceed.
Sincerely yours,
Terry Cash

John Sheehan
Vern Herzog

Todd Robinson
Stewart Swain
cc:      See Attached